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POLARIS INDUSTRIES PARTNERS L.P.                                      EXHIBIT 11

COMPUTATION OF NET INCOME PER UNIT
UNAUDITED


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
                                      Quarter Ended
                                  ----------------------
                                  March 31,   March 31,
                                     1994        1993
                                  ----------  ----------

   Total net income for period   $ 8,566,000  $ 6,138,000

   Allocated to:
     General partner               1,782,000    1,277,000
                                 -----------  -----------

     Limited partners            $ 6,784,000  $ 4,861,000
                                 ===========  ===========

   Average A-BACs                 15,965,000   14,899,000

   Average First Rights              342,000      377,000

   Average Second Rights                   0      850,000
                                 -----------  -----------

     Total BACs and
        equivalents               16,307,000   16,126,000
                                 ===========  ===========

   Income per unit:                     $.42         $.30
                                 ===========  ===========

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